Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

PHI Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering price Per Unit	Maximum Aggregate Offering Price (1)(2)	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Common stock, par value $0.001 per share	457(o)	—	—	$100,000,000	0.0001476	$14,760.00

Fees Previously Paid

	Total Offering Amounts					$100,000,000		$14,760.00

	Total Fees Previously Paid							$0

	Total Fee Offsets							$0

	Net Fee Due							$14,760.00

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) of the Securities Act of 1933, as amended.
(2)	Includes shares subject to the underwriters’ option to purchase additional shares, if any. See “Underwriting.”